                                                                 Exhibit 23 (i)
                                                                 --------------

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Chrysalis International Corporation:

We consent to the incorporation by reference in the registration statements (No. 33-49124 and No. 33-70976) on Form S-8 of Chrysalis International Corporation of our report dated March 14, 1997, relating to the consolidated balance sheets of Chrysalis International Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Chrysalis International Corporation.

                                            KPMG Peat Marwick LLP

Princeton, New Jersey
March 25, 1997